UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2020

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 East Quincy Avenue, Building 34, Box 10, Watkins, CO 80137
(Address of principal executive offices)        (Zip Code)

Registrant’s telephone, including area code          (303) 292-3456

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock 1/3 of $.01 par value	PCYO	The NASDAQ Stock Market
(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This current report on Form 8-K is filed by Pure Cycle Corporation (the “Registrant”), a Colorado corporation, in connection with the matters described herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2020, the board of directors (the “Board”) of the Registrant increased the size of the Board from six to seven members and appointed Jeffrey Sheets to fill the vacancy created by such increase.

The Board has determined that Mr. Sheets is independent under the rules of The NASDAQ Stock Market.  There is no arrangement or understanding between Mr. Sheets and any other person pursuant to which he was selected to serve as a director.  Additionally, there are no related party transactions involving the Registrant and Mr. Sheets that the Registrant would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Sheets has been appointed to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Sheets will receive compensation for his service as a non-employee director pursuant to the Registrant’s non-employee director compensation policy, as amended.  In accordance with this policy, on January 15, 2020, Mr. Sheets was issued 2,000 unrestricted shares of the Registrant’s common stock.  In addition, he will be paid $12,000 per year, $1,000 for each committee on which he serves as a member, $1,000 for attendance at each Board meeting, and $1,000 for attendance at each committee meeting held separately from the Board meetings.

A copy of the news release announcing the Board appointment is attached hereto as Exhibit 99.1.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Registrant held its annual meeting of shareholders on January 15, 2020.  Holders of 23,826,598 shares of common stock outstanding on November 18, 2019, were entitled to vote at the meeting, of which 20,898,160 shares, or approximately 87.70% of those entitled to vote, were present in person or by proxy at the meeting.  The results of the matters voted upon and approved at the meeting are as follows:

1.	Election of directors.

	For	Withheld	Broker Non-Votes
Mark W. Harding	12,107,569	1,293,613	7,496,978
Harrison H. Augur	11,746,990	1,654,192	7,496,978
Patrick J. Beirne	13,328,874	72,308	7,496,978
Arthur G. Epker III	11,966,211	1,434,971	7,496,978
Richard L. Guido	10,229,164	3,172,018	7,496,978
Peter C. Howell	13,325,167	76,015	7,496,978

2.	For the ratification of the appointment of Plante & Moran PLLC as the Registrant’s independent registered public accounting firm for the 2020 fiscal year.

For	Against	Abstain	Broker Non-Votes
20,871,838	10,729	15,593	0

3.	For the approval, on an advisory basis, of executive compensation.

For	Against	Abstain	Broker Non-Votes
13,054,755	125,436	220,991	7,496,978

4.     For the frequency of voting on executive compensation:

1 year	2 years	3 years	Abstain
7,690,702	167,827	5,159,158	383,495

Based on the selected preference of the shareholders of one year for the frequency of the shareholder advisory vote on executive compensation, the Board has determined that the Registrant will continue to hold the shareholder advisory vote on executive compensation on an annual basis until the next required vote on the frequency of the shareholder advisory vote on say on pay or until such time as it may otherwise determine that circumstances warrant a different frequency.

Item 8.01	Other Events

During the January open trading window for the Registrant, Mr. Mark Harding, President, Chief Executive Officer, Chief Financial Officer, and director of the Registrant, adopted a stock trading plan (the “10b5-1 Plan”) in order to diversify his investment portfolio. The 10b5-1 Plan was adopted in accordance with the guidelines specified in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Registrant’s insider trading policies.

Rule 10b5-1 permits corporate officers, directors and others to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans.

Any transactions under the 10b5-1 Plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission when due. The Registrant does not undertake to report 10b5-1 trading plans by other officers or directors of the Registrant in the future, or to report modifications or terminations of any such plans, whether or not the plan was publicly announced, except as may be required by law.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 21, 2020 announcing the appointment of Jeffrey Sheets to the Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2020
PURE CYCLE CORPORATION

By:	/s/ Mark W. Harding
Mark W. Harding
President and Chief Financial Officer